Exhibit 4.15

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED

UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

MBIA Inc. (“MBIA,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $1.00 per share.

Description of Common Stock

The following description of our common stock is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), our By-Laws (“By-Laws”) and the Connecticut Business Corporation Act (the “CBCA”), which define the rights of holders of our common stock. You should read our Certificate of Incorporation and By-Laws and the provisions of the CBCA for a full description of the terms of our common stock. Our Certificate of Incorporation and By-Laws are filed as exhibits to the Annual Report on Form 10-K of which this exhibit is a part and incorporated by reference herein.

Authorized Shares

Our authorized common stock consists of 400,000,000 shares, par value $1.00 per share.

Dividend Rights

Subject to the preferential rights of any holders of any outstanding series of our preferred stock, each holder of common stock is entitled to receive dividends, if declared by our board of directors, out of funds that we can legally use to pay dividends.

Voting Rights

Each holder of common stock is entitled to one vote per share registered in that holder’s name on our books on all matters submitted to a vote of stockholders.

Liquidation or Similar Rights

In the event of our liquidation, dissolution or winding-up, the holders of common stock will be entitled to share proportionately in the distribution of all of our assets remaining after payment of all of our debts and liabilities and of all sums to which holders of any preferred stock may be entitled.

Certain Restrictions on Transfers

In order to preserve certain tax benefits, our By-Laws provide that, subject to certain exceptions, any attempted transfer of our shares of common stock prior to certain dates shall be prohibited and void ab initio to the extent that, as a result of such transfer, any person shall become a “5-percent shareholder” of MBIA pursuant to Treasury Regulation Section I.382-2T(g), or a “first tier entity” or “higher tier entity” (as defined in Treasury Regulation Section I.382-2T(f)) if that person has a “public group” or individual, or a “higher tier entity” of that person has a “public group” or individual that, in each case, is treated as a “5-percent shareholder” of MBIA pursuant to Treasury Regulation Section I.382-2T(g). See Section 5.06 of our By-Laws filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.

Other Rights and Preferences

The holders of shares of our common stock have no preemptive, redemption, conversion or sinking fund rights. The rights and privileges of holders of common stock are subject to the rights of holders of any series of preferred stock that we may issue in the future.

Listing

Our common stock is traded on the New York Stock Exchange under the symbol “MBI.”

Transfer Agent and Registrar

The transfer agent for our common stock is AST Shareholder Services.

Anti-Takeover Effects of Our Certificate of Incorporation, Our By-Laws and Applicable Law

The provisions of our Certificate of Incorporation and By-Laws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.

Authorized but Unissued Shares of Common Stock

As of February 20, 2020, we had 76.5 million outstanding shares of common stock. The remaining shares of authorized and unissued common stock are available for future issuance without additional holder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Authorized but Unissued Shares of Preferred Stock

Under our Certificate of Incorporation, our board of directors has the authority, without further action by our holders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix and determine the terms, limitations and relative rights and preferences of the preferred stock, including, among others, dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Indemnification of Directors and Officers

Sections 33-770 through 33-776 of the CBCA provide that a corporation may indemnify a director or officer against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him or her, including attorneys’ fees, for actions brought or threatened to be brought against him or her in his or her capacity as a director or officer, other than actions brought by or in the right of the corporation, when it is determined by certain disinterested parties that he or she acted in good faith in a manner he or she reasonably believed to be in the corporation’s best interest (or in the case of conduct not in his or her official capacity, at least not opposed to the best interests of the corporation). In any criminal action or proceeding, it also must be determined that the director or officer had no reasonable cause to believe that his or her conduct was unlawful. A director or officer must be indemnified when he or she is wholly successful on the merits or otherwise in the defense of a proceeding or in circumstances where a court determines that he or she is fairly and reasonably entitled to be indemnified. In connection with shareholder derivative suits, a director or officer may not be indemnified unless he or she is finally adjudged (a) to have met the relevant standard of conduct described above and (b) not to have received a financial benefit to which he or she was not entitled, whether or not he or she was acting in his or her official capacity.

MBIA has purchased insurance providing its officers and directors (and their heirs and other legal representatives) coverage against certain liabilities arising from any actual or alleged act, error, omission or breach of duty claimed against them solely by reason of their being such officers and directors, and providing coverage for MBIA against its obligation to provide indemnification as required by the above-described statute.

Provisions of Our Restated Certificate of Incorporation

Our Certificate of Incorporation requires the approval of at least a majority of the outstanding shares of common stock for the amendment of the provisions which describe the factors our board of directors may consider in evaluating proposed mergers, sales and other corporate transactions. Further, as an insurance holding company, we are subject to state insurance regulations that require prior approval of a change of control. For more information on these regulations, see “Business—Our Insurance Operations—Insurance Regulation” in our Annual Report on Form 10-K of which this exhibit is a part. These provisions and regulations may discourage attempts to obtain control over us.

Anti-Takeover Legislation

In our Certificate of Incorporation we have elected not to be subject to the provisions of Sections 33-374a through 33-374c of the Connecticut Stock Corporation Act (now Sections 33-840 through 33-842 of the CBCA), which would have imposed stricter requirements for approval of some mergers, liquidations and other business transactions in which we may be involved.

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